UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2022

USD Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36674	30-0831007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

811 Main Street, Suite 2800

Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(281) 291-0510

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Units Representing Limited Partner Interests	USDP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 27, 2022, USD Partners LP (the “Partnership”) entered into a Contribution, Conveyance and Assumption Agreement to (i) acquire certain assets from entities affiliated with its sponsor, US Development Group LLC (“USD Group”), and (ii) eliminate the incentive distribution rights and economic general partner interest in the Partnership, each as described in more detail below (together referred to as the “Transactions”). As consideration for the Transactions, the Partnership will (a) pay to USD Group $75 million in cash and (b) issue to USD Partners GP LLC, the general partner of the Partnership (the “General Partner”), approximately 5.75 million common units representing limited partner interests in the Partnership, which will be listed on the New York Stock Exchange.

The terms of the Transactions, including the Contribution Agreement and the Third Amended and Restated Partnership Agreement (each as defined below), were approved by the board of directors (the “Board”) of the General Partner, based on the approval and recommendation of the conflicts committee of the Board, which consists entirely of independent directors. The conflicts committee engaged an independent financial advisor and legal counsel.

Contribution Agreement

On March 27, 2022, the Partnership and certain of its subsidiaries (the “Acquiring Entities”) entered into a Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”) with USD Group and certain subsidiaries of USD Group (the “Contributor Parties”) to acquire: (i) equity interests in certain subsidiaries of USD Group that own 100% of the Hardisty South terminal, and (ii) all of the outstanding incentive distribution rights in the Partnership and an approximate 1.6% general partner economic interest in the Partnership (which interest shall be converted to a non-economic interest, as described below).

The closing of the Transactions is expected to occur during the second quarter of 2022 and is subject to customary closing conditions.

The Contribution Agreement contains customary representations, warranties and covenants of the Acquiring Entities and the Contributor Parties. The Acquiring Entities, on the one hand, and the Contributor Parties, on the other hand, have agreed to indemnify each other and their respective affiliates, officers, directors and other representatives against certain losses resulting from any breach of their representations, warranties or covenants contained in the Contribution Agreement, subject to certain limitations and survival periods.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Contribution Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Third Amended and Restated Partnership Agreement

Pursuant to the Contribution Agreement, at the closing of the Transactions, all of the outstanding incentive distribution rights in the Partnership will be cancelled and the approximate 1.6% general partner economic interest in the Partnership owned by the General Partner will be converted into a non-economic general partner interest in the Partnership (the “GP/IDR Restructuring”).

Subject to the terms and conditions of the Contribution Agreement, simultaneously with the closing of the Transactions, the General Partner will amend and restate the Second Amended and Restated Agreement of Limited Partnership of USD Partners LP, dated as of October 15, 2014 to reflect the GP/IDR Restructuring (the “Third Amended and Restated Partnership Agreement”).

Relationships

As of March 27, 2022, USD Group owned 11,557,090 common units in the Partnership, representing an aggregate 41.2% limited partner interest. USD Group also owned a 100% interest in the general partner, which in turn owned 461,136 general partner units, representing an approximate 1.6% general partner interest, and all of the incentive distribution rights in the Partnership.

Item 3.02	Unregistered Sales of Equity Securities.

The descriptions in Item 1.01 above of the Partnership’s agreements to issue common units in connection with the Transactions is incorporated into this Item 3.02 by reference, insofar as such information relates to the sale of unregistered equity securities. The sale and issuance of the Partnership’s common units in connection with the Transactions will be exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.01	Regulation FD Disclosure.

On March 28, 2022, the Partnership issued a press release announcing the entry into the Contribution Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information provided in this Item 7.01 (including the exhibits referenced therein) shall be deemed “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference in any filing made by the Partnership pursuant to the Securities Act, except to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Contribution, Conveyance and Assumption Agreement, dated as of March 27, 2022, by and among USD Logistics Operations GP LLC, USD Logistics Operations LP, USD Partners LP, USD North America GP LLC, USD North America LP, USD Group LLC, and USD Partners GP LLC.

99.1	Press Release dated March 28, 2022, issued by USD Partners LP.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USD Partners LP (Registrant)

	By:	USD Partners GP LLC,
its general partner

Date: March 28, 2022	By:	/s/ Adam Altsuler
	Name:	Adam Altsuler
	Title:	Executive Vice President, Chief Financial Officer